UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2007

TOROTEL, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-8125 (Commission File Number)	44-0610086 (I.R.S. Employer Identification No.)

620 North Lindenwood Drive

Olathe, KS 66062

(Address of principal executive office)(Zip Code)

(913) 747-6111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

On April 17, 2007, Torotel, Inc. (the “Company”) entered into a purchase option settlement agreement with Basil P. Caloyeras and other members of the Caloyeras Family Partnership (the “Caloyeras Shareholders”). Under the terms of the agreement, the Caloyeras Shareholders grant to the Company, until July 31, 2007, the option for the Company to purchase all, but not less than all, of the 2,537,505 shares of common stock of Torotel owned by such parties, for a cash purchase price of Seventy Cents ($.70) per share, subject to the provisions of the Agreement, which is filed as Exhibit 10.1 attached hereto and incorporated herein by reference. As part of the Agreement, Basil P. Caloyeras has dismissed without prejudice the action captioned Basil Caloyeras v. Torotel, Inc., No. 06-2485-KHV (United States District Court, District of Kansas) (the “Pending Action”), has agreed to obtain mutual releases of all claims in the event the shares are purchased pursuant to this option, and covenant not to sue prior to July 31, 2007, in consideration for Torotel agreeing to certain terms and conditions as specifically set forth in the Agreement.

On April 17, 2007, the Company entered into an offset agreement with the Caloyeras Shareholders. Under the terms of the agreement, both parties have agreed to the offset of their respective obligations to the other as outlined in the Agreement, which is filed as Exhibit 10.2 attached hereto and incorporated herein by reference. In return for a loan extension fee of $11,525, the Caloyeras Shareholders have agreed to extend the maturity date of the Secured Promissory Note to April 30, 2007, for purposes of such offset agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Purchase Option Settlement
10.2	Offset Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By:	/s/ H. James Serrone
Vice President of Finance and
Chief Financial Officer

Date:	April 20, 2007

Exhibit Index

Exhibit No.	Description

EX-10.1 EX-10.2	Purchase Option Settlement Offset Agreement